SECOND AMENDMENT TO
EXECUTIVE CHANGE IN CONTROL AND SEVERANCE AGREEMENT
This Second Amendment to Executive Change in Control and Severance Agreement (this “Amendment”) is entered into by and between Mikhail Eydelman (“Executive”) and Vaxcyte, Inc., a Delaware corporation (the “Company”), effective as of the date of the last signature below (the “Amendment Effective Date”).
A.    The Company and Executive are parties to a certain Executive Change in Control and Severance Agreement dated as of April 1, 2022, as amended by that certain First Amendment to Executive Change in Control and Severance Agreement effective December 31, 2025 (collectively, the “Agreement”).
B.    The Company initiated organizational changes that include, without limitation, any one or more of the following: the hiring of a new Chief Legal Officer, changes to Executive’s reporting relationship, and/or modifications to Executive’s duties, authority, or responsibilities (collectively, whether occurring individually or in combination, the “Organizational Changes”).
C.    The Company and Executive acknowledge and agree that the Organizational Changes (in whole or in part), constitute “Good Reason” under the Agreement.
D.    The Company has determined that it is in the best interests of the Company and its stockholders to provide Executive with certain enhanced protections to induce Executive to continue his employment notwithstanding the occurrence of the Organizational Changes.
E.    The Company and Executive desire to enter into this Amendment to establish the terms of Executive’s continued employment for nine (9) months following the Organizational Changes, including Executive’s title, compensation, equity vesting, and benefits, and to preserve Executive’s Good Reason resignation right and related severance entitlements under the Agreement as set forth herein.
F.    The Company intends, and the Company and Executive acknowledge, that this Amendment is being entered into in connection with a specific, discrete set of Organizational Changes and is tailored to address Executive’s unique role, tenure, and contributions to the Company in the context of those particular changes.
G.     The parties intend that the enhanced protections and terms set forth in this Amendment reflect the Company’s recognition of Executive’s significant value to the organization during this transitional period and are designed to facilitate a smooth and orderly transition in connection with Organizational Changes.

Now, therefore, in consideration of the mutual promises, covenants and agreements contained herein, and in consideration of the continuing employment of Executive by the Company, the parties agree as follows:
Section 1. Continued Employment Period.
(a) Establishment. During the period (the “Continued Employment Period”) that begins on August 31, 2026 (the “Trigger Date”) and continues until (and includes) the earlier of (x) May 31, 2027 (the “Scheduled End Date”) or (y) the date on which an Early Termination Event (as defined below) occurs, the Company shall continue to employ Executive and Executive shall remain employed by the Company on the terms set forth in this Amendment. The Company shall not terminate Executive's employment before the Scheduled End Date except pursuant to an Early Termination Event, and any purported termination in violation of this Section 1(a) shall be void and of no effect. An “Early Termination Event” means the termination of Executive’s employment with the Company due to (a) Executive’s termination for Cause, (b) a Mutual Termination (as defined in Section 1(d) below), (c) a CIC Termination (as defined in Section 1(e) below), or (d) Executive’s death.
(b) Company Right to Place on Garden Leave. During the Continued Employment Period, the Company may, in its sole discretion, relieve Executive from the performance of active duties and place Executive on paid garden leave. Placement of Executive on garden leave pursuant to this Section 1(b) does not constitute a reduction in title, duties, or responsibilities or breach of agreement for purposes of the Agreement or any other agreement between Executive and the Company or any Company policy or plan applicable to Executive. Further, any such placement on garden leave shall not constitute a Separation, a termination of employment, or a cessation of “Continuous Service” under the Company’s 2020 Equity Incentive Plan (the “Plan”) or any successor plan. During any period of garden leave, Executive shall remain a W-2 employee of the Company, shall continue to receive Executive’s full base salary in accordance with the Company’s standard payroll practices, and remain eligible for an annual target bonus of forty-five percent (45%) of Executive’s annualized base salary. Executive’s employment during any garden leave shall constitute “Continuous Service” under the Plan for all purposes, including equity vesting. If Executive is on garden leave as of the end of the Continued Employment Period, then, immediately upon the expiration of the Continued Employment Period, Executive's employment with the Company shall terminate and such termination shall be deemed to constitute a Qualifying Termination or CIC Qualifying Termination, as applicable, for purposes of the Agreement and Executive’s right to receive severance under the Agreement in such event shall be subject to the release requirement of Section 4 of the Agreement.
(c) Termination for Cause. The Company retains the right to terminate Executive’s employment for Cause at any time, including during and after the Continued Employment Period. In the event of a termination for Cause Executive shall be entitled only to (i) the Accrued Compensation and Expenses and Accrued Benefits (each as defined in Section 5 of the Agreement) and (ii) if such termination occurs during the Continued Employment Period, a lump-sum cash payment, subject to and solely in consideration of Executive’s execution, delivery and non-revocation of a general release of claims on a form provided by the Company within fifteen (15) days of such termination and as otherwise provided in Section 4 of the Agreement, in the amount equal to the sum of: (x) nine (9) months of Executive’s base salary as of the date of such termination, (y) the cost of (9) months of family COBRA continuation coverage, and (z) an amount equal to 45% of Executive’s then-current annual base salary, multiplied by a fraction, the numerator of which is the number of days Executive was employed during the calendar year through the termination date and the denominator of which is the total number of days in that calendar year, payable on the first business day occurring after the sixtieth (60th) day following Executive’s termination for Cause, provided such release has become effective and irrevocable. For avoidance of doubt, the payment set forth in clause (ii), if payable, is made solely in consideration of Executive’s release of claims and does not constitute severance under the Agreement. Except as expressly provided in the immediately preceding sentence, if Executive is terminated for Cause, (x) all severance benefits, equity acceleration, and other entitlements under this Amendment and the Agreement shall be forfeited; (y) any unvested Equity Awards shall terminate and be forfeited as of the date of such termination; and (z) the Stipulated Good Reason Event shall be deemed extinguished and Executive shall have no further right to resign for Good Reason. For purposes of this Section 1(c), Cause includes acts or omissions by Executive occurring before the Amendment Effective Date that come to light after the Amendment Effective Date. Executive represents that, to his reasonable belief after reasonable inquiry, he has not committed Cause prior to the Amendment Effective Date. The Company represents it is not currently aware of any acts or omissions by Executive that would constitute Cause.
(d) Mutual Termination. At any time during the Continued Employment Period, the Company and Executive may mutually agree in writing to terminate Executive’s employment with the Company (a “Mutual Termination”). Upon a Mutual Termination, the Continued Employment Period shall immediately terminate and such termination shall be deemed to constitute a Qualifying Termination or CIC Qualifying Termination, as applicable, for purposes of the Agreement and Executive’s right to receive severance under the Agreement in such event shall be subject to the release requirement of Section 4 of the Agreement.
(e) Change in Control Termination. If a Change in Control occurs during the Continued Employment Period, (i) the Company may terminate Executive’s employment without Cause at any time before the end of the Continued Employment Period and (ii) if such Change in Control occurs within sixty (60) days before the Scheduled End Date, Executive may resign for Good Reason effective as of the Scheduled End Date (without regard to the sixty (60)-day notice requirement set forth in Section 2(b)) by delivering written notice of such resignation to the Company on or before the Scheduled End Date (any such termination, a “CIC Termination”). If Executive incurs a CIC Termination, then, subject to satisfaction of the release conditions set forth in Section 4 of the Agreement, such CIC Termination shall be deemed to constitute a CIC Qualifying Termination for purposes of the Agreement and Executive shall be entitled to the severance benefits set forth in Section 3 of the Agreement. For the avoidance of doubt, upon a CIC Termination: (i) Executive shall be entitled solely to the CIC Qualifying Termination benefits under Section 3 of the Agreement, and (ii) no additional severance, salary continuation, or other compensation shall be payable under this Amendment or Section 2 of the Agreement in connection with such CIC Termination.
(f) Cooperation. Upon the receipt of reasonable notice from the Company (or its agents, including outside counsel), Executive agrees that during the Continued Employment Period and for six (6) months thereafter, Executive will reasonably and timely respond and provide information with regard to matters of which Executive has knowledge as a result of his employment with the Company, and will provide reasonable and timely assistance to the Company, its affiliates and their respective representatives in review of any investigative matters, defense or prosecution of any claims, or assistance in other proceedings (collectively, “Claims”). Upon presentation of appropriate documentation, the Company will pay or reimburse the Executive for all reasonable and necessary out-of-pocket travel expenses incurred by Executive in complying with this Section 1(f) provided that the Company has preapproved them in writing before being incurred by Executive. In addition, the Company will pay Executive an hourly fee, in the amount of $300.00, measured in quarter-hour increments, for services rendered by Executive in complying with this Section 1(f); provided that no such payment will be required by the Company under this Section 1(f) during the Continued Employment Period; provided further that no fee shall be paid in relation to any time spent by Executive in providing testimony in any legal proceeding.
Section 2. Good Reason Stipulation and Severance.
(a) Acknowledgment and Stipulation. The Company and Executive acknowledge and agree that the occurrence of the Organizational Changes (in whole or in part) constitute a “Good Reason” event under the Agreement (the “Stipulated Good Reason Event”). For all purposes of this Amendment, the Company and Executive acknowledge and agree that the Stipulated Good Reason Event shall be deemed to have occurred on the Trigger Date. Subject to Section 1(c) of this Amendment, this stipulation is binding, irrevocable, and may not be rescinded, modified, or challenged by the Company.
(b) Good Reason Termination. Executive may provide written notice of Executive’s voluntary resignation to the Company at any time during the Continued Employment Period, provided that (i) the effective date of Executive’s resignation is the Scheduled End Date and (ii) such written notice is provided at least sixty (60) days before the Scheduled End Date. If Executive resigns pursuant to and in accordance with this Section 2(b) (a “Good Reason Resignation”), such Good Reason Resignation shall be deemed to constitute a Qualifying Termination or CIC Qualifying Termination, as applicable, for purposes of the Agreement and Executive’s right to receive severance under the Agreement in such event shall be subject to the release requirement of Section 4 of the Agreement.
Section 3. Title, Salary, Bonus, Modified Severance and Benefits.
(a) Title. During the Continued Employment Period, Executive shall, unless placed on garden leave pursuant to Section 1(b), hold a title no less senior than Senior Vice President, General Counsel.

(b) Base Salary. During the Continued Employment Period, Executive’s annualized base salary shall be no less than Five Hundred Twenty-Four Thousand Dollars ($524,000) per annum, payable in accordance with the Company’s standard payroll practices.
(c) Annual Target Bonus. During the Continued Employment Period, Executive shall remain eligible for an annual target bonus of no less than forty-five percent (45%) of Executive’s annualized base salary, to be determined and paid on the same terms and conditions applicable to similarly situated executives of the Company. For the avoidance of doubt, Executive’s target bonus opportunity is neither enhanced nor reduced by this Amendment nor by placement of Executive on garden leave, and nothing herein alters the discretionary nature of bonus determinations or the terms of any applicable bonus plan.
(d) Employee Benefits. During the Continued Employment Period, Executive shall continue to participate in all employee benefit plans and programs (including health, dental, vision, life insurance, disability, and 401(k) plans) on the same terms and conditions applicable to active, full-time executives of the Company. During any period of garden leave pursuant to Section 1(b), Executive’s eligibility for employee benefit plans and programs shall be determined under the terms of the applicable plans. If Executive is no longer covered by the Company’s benefit plans as an active full-time employee and such cessation of coverage triggers Executive’s right to elect COBRA continuation coverage, Executive shall be obligated to elect COBRA benefits for such benefits to continue and the Company shall reimburse Executive for all such COBRA costs during the period of garden leave.
(e) Modified Severance. Notwithstanding any other provision of this Amendment or the Agreement, with respect to any Qualifying Termination that occurs on or after the Trigger Date and on or before the Scheduled End Date (including, for greater clarity, a Good Reason Resignation, Mutual Termination, or termination pursuant to Section 1(b)), references to “twelve (12) months” in Section 2(a)(i) of the Agreement and “twelve (12)-month” in Section 2(b) of the Agreement are hereby deleted in their entirety and replaced with “nine (9) months” and “nine (9)-month,” respectively. For the avoidance of doubt, salary, bonus, benefits, and equity awards received by Executive during the Continued Employment Period constitute compensation for Executive’s employment (including any period of garden leave) and shall not be offset against, reduce, or serve as a credit toward any severance benefits payable under the Agreement or this Amendment.
Section 4. Treatment of Equity Awards.
(a) Annual Equity Awards. During the Continued Employment Period, Executive shall be eligible to receive Annual Equity Awards (as defined below) that are substantially comparable in the aggregate to the Annual Equity Awards granted to other executives of the Company holding the title of Senior Vice President, including with respect to grant frequency, target grant value, vesting schedules, and other material terms and conditions. Nothing in this Section 4(a) shall require the Company to make any particular grant or guarantee any specific award value; provided, however, that the Company shall not exclude, bypass, or discriminate against Executive in the allocation of Annual Equity Awards, and Executive's status during the Continued Employment Period, placement on garden leave pursuant to

Section 1(b), or the existence of this Amendment shall not constitute a basis for reducing the target grant value or frequency of Annual Equity Awards below the level that would otherwise apply to Executive. Any new Annual Equity Awards granted to Executive during the Continued Employment Period shall be subject to the vesting, acceleration, and Continuous Service provisions set forth in this Section 4 and the Plan. For purposes of this Agreement, “Annual Equity Awards” means ordinary-course annual equity awards granted by the Company to Senior Vice Presidents and excludes, for avoidance of doubt, new-hire, sign-on, or make-whole equity awards and any individually negotiated promotional, retention, or similar off-cycle equity awards.
(b) Vesting During the Continued Employment Period. All outstanding Equity Awards (as defined in the Agreement) held by Executive as of the Trigger Date or received pursuant to Section 4(a) above shall continue to vest on their original vesting schedules throughout the Continued Employment Period, as if Executive remained in active, full-time service with the Company. If the Company places Executive on garden leave pursuant to Section 1(b), all outstanding Equity Awards shall continue to vest through the expiration of the Continued Employment Period as if Executive had remained in active service.
(c) Company Covenant Regarding Plan Administration. The Company covenants and agrees to take, and to cause the Plan Administrator (as defined in the Plan) to take, all actions necessary to ensure that Executive’s service is treated as “Continuous Service” under the Plan throughout the Continued Employment Period, including during any period of garden leave, and that no Equity Award is terminated, forfeited, or otherwise adversely affected by reason of Executive’s removal from active duties during the Continued Employment Period.
Section 5. Employment Following Scheduled End Date.
(a) General. This Section 5 sets forth the terms of Executive’s employment with the Company, effective as of immediately following the Scheduled End Date, if Executive (i) remains actively employed with the Company through the Scheduled End Date, (ii) is not on garden leave when the Scheduled End Date occurs, and (iii) has not provided notice of resignation prior to the Scheduled End Date in accordance with Section 2(b) of this Amendment.
(b) At Will Employment; Salary; Bonus; Title. Executive’s employment relationship with the Company shall be “at will”. Executive's annualized base salary shall initially be equal to Executive’s annualized base salary in effect as of the Scheduled End Date, and Executive’s annual target bonus opportunity shall initially be equal to Executive’s annual target bonus opportunity in effect immediately prior to the Scheduled End Date. The Company reserves the right to reduce Executive’s base salary or target annual bonus at any time following the Scheduled End Date. Following the Scheduled End Date, Executive shall no longer have the title Senior Vice President, General Counsel.
(c) Waiver of Right to Resign for Stipulated Good Reason. Executive shall be deemed to have forever and irrevocably waived any right to resign for Good Reason based on the Stipulated Good

Reason Event, any of the Organizational Changes, or any fact or circumstance that occurred before the Scheduled End Date. Moreover, the Stipulated Good Reason Event shall be deemed extinguished for all purposes of the Agreement and this Amendment.
(d) Modified Good Reason. Effective as of immediately following the Scheduled End Date, the definition of “Good Reason” shall be amended and restated in its entirety to read as follows:
““Good Reason” means the occurrence, after June 1, 2027, of any of the following without Executive’s consent: (i) a relocation of Executive’s principal workplace by more than 35 miles unless such relocation is within 35 miles of Executive’s principal residence; (ii) a material reduction in Executive’s base pay or target bonus in excess of 10%, other than in connection with across-the-board reductions in base pay or bonus based on the Company’s financial performance similarly affecting all or substantially all of the Company’s executives; (iii) a diminution of Executive’s title to a position below that of a Senior Vice President; (iv) any requirement that Executive engage in any conduct he or she reasonably believes is illegal; or (v) a material breach by the Company of this Agreement or any other agreement between Executive and the Company. A condition shall not be considered “Good Reason” unless Executive gives the Company written notice of such condition within ninety (90) days after such condition comes into existence or Executive knew or should have known with reasonable diligence of its existence, and the Company fails to remedy such condition within thirty (30) days after receiving Executive’s written notice. Executive must resign Executive’s employment no later than fifteen (15) days following expiration of the Company’s thirty (30) day cure period or written receipt from the Company of its intent not to cure.”
(e) Other Terms of Employment. Executive shall continue to be covered by the Agreement (as amended by Section 5(d) of this Amendment) and any other written agreement(s) then in effect between Executive and the Company. For the avoidance of doubt, the modified severance set forth in Section 3(e) of this Amendment shall only be applicable to a Qualifying Termination that occurs after the Trigger Date and on or before the Scheduled End Date and not to a Qualifying Termination that occurs after the Scheduled End Date in accordance with Section 5 of this Amendment.
Section 6. Post-Trigger Protections.
(a) No Unilateral Modification. The Company may not amend, terminate, modify, or waive any provision of this Amendment or the Continued Employment Period without Executive’s prior written consent.
(b) Successor Obligation. Section 7(a) of the Agreement is hereby supplemented to provide that the successor assumption obligation extends to all provisions of this Amendment.

Section 7. General Provisions.
(a) Conflicts. In the event of a conflict between the terms of the Agreement (including Amendment No. 1) and the terms of this Amendment, the terms of this Amendment shall control.
(b) Choice of Law. This Amendment shall be governed by and construed in accordance with the laws of the State of California, excluding laws relating to conflicts or choice of law, consistent with Section 9(c) of the Agreement.
(c) Authorization, Non-Challenge, and Irrevocability. The Company represents and warrants that the individual signing this Amendment has been duly authorized by the Company to execute this Amendment and to bind the Company to all obligations set forth herein. The Company covenants that it shall not, directly or indirectly, challenge, contest, or seek to invalidate this Amendment on any ground. The Company may not rescind, terminate, or unilaterally modify this Amendment after execution, and any attempt to do so shall be void and of no effect.
(d) Severability. If any provision of this Amendment is held invalid or unenforceable, the remaining provisions shall remain in full force and effect, and any invalid provision shall be modified to the minimum extent necessary to make it valid and enforceable.
(e) Entire Amendment. This Amendment constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior discussions, negotiations, and agreements relating to the subject matter hereof, including the Organizational Changes, the Stipulated Good Reason Event, the Continued Employment Period, and employment following the Scheduled End Date. Except as expressly modified by this Amendment all terms and conditions of the Agreement (as amended by Amendment No. 1) remain in full force and effect.
(f) Counterparts. This Amendment may be executed in counterparts and by electronic means, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.
(g) Taxes. All payments made under the Agreement or the terms of this Amendment shall be subject to applicable withholding and income taxes. Further, all payments under this Amendment shall be subject to Section 9(a) of the Agreement.

IN WITNESS WHEREOF, each of the parties has executed this Amendment, in the case of the Company by its duly authorized officer, as of the date of the last signature below. This Amendment may be signed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

EXECUTIVE
By: /s/ Mikhail Eydelman
Name: Mikhail Eydelman
Title: SVP, General Counsel
Date: 11/3/2026

VAXCYTE, INC.
By: /s/ Grant E. Pickering
Name: Grant E. Pickering
Title: Chief Executive Officer
Date: 11/2/2026

[Signature Page to Second Amendment to Executive Change in Control and Severance Agreement]